Exhibit 99.1

PRESS RELEASE

STEWARDSHIP FINANCIAL CORPORATION

DECLARES CASH DIVIDEND

Midland Park, NJ – December 14, 2011 – The Board of Directors of Stewardship Financial Corporation (NASDAQ: SSFN), parent company of Atlantic Stewardship Bank, has declared a $0.05 per share cash dividend. Common stockholders of record as of January 13, 2012 will be paid the dividend on February 1, 2012.

In announcing the dividend, Chairman William C. Hanse stated, “The Board of Directors is pleased to continue to recognize our shareholders with this cash dividend. We remain diligent in reviewing the Corporation’s dividends and continue to strive to provide value to our shareholders as well as give back to the community through the bank’s unique tithing mission.”

Paul Van Ostenbridge, President and Chief Executive Officer continued, “The board closely monitors the dividend policy in conjunction with capital levels to ensure the Corporation remains healthy and well capitalized for the future.” Van Ostenbridge also notified shareholders,”In order to more appropriately assess quarterly earnings before the declaration of a dividend, the Corporation anticipates that any future dividends will be announced the month after the quarter end. These dividends will have a record date on or about the first of the month, and will be paid on or about the fifteenth of the month following the announcement.”

 Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 13 banking offices in Midland Park, Hawthorne (2), Montville, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (3), Westwood and Wyckoff, New Jersey. The bank is known for tithing 10% of its pre-tax profits to Christian and local charities. To date, the Bank’s total tithe donations exceed $7.3 million.

We invite you to visit our website at www.asbnow.com for additional information.

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